                                                                    Exhibit 10.3

                            SUPPLEMENTAL AGREEMENT
 (Amending and Supplementing the Contribution Agreement and the LLC Agreement)


     This Supplemental Agreement (this "Agreement") is made as of the 15th day of August 2000 among CARRAMERICA REALTY CORPORATION, a Maryland Corporation, ("CarrAmerica"), CARRAMERICA REALTY, L.P., a Delaware limited partnership ("Carr L.P."), CARRAMERICA DEVELOPMENT, INC., a Delaware corporation ("Development Inc."), CARR DEVELOPMENT & CONSTRUCTION, L.P., a Delaware limited partnership ("Development L.P."), CARR PARKWAY NORTH I CORPORATION, a Delaware corporation ("Parkway Corp.") (the foregoing entities are collectively sometimes referred to as the "Carr Entities") and NEW YORK STATE TEACHERS' RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of The Education Law of New York and having powers and privileges of a corporation pursuant to
Section 502 thereof ("NYSTRS").

Recitals:
--------

     1. This Agreement is made simultaneously and in connection with the execution of (i) that certain Contribution and Purchase/Sale Agreement of even date herewith among the Carr Entities and NYSTRS (the "Contribution Agreement") and (ii) that certain Amended and Restated Limited Liability Company Agreement of Carr Office Park L.L.C. among the Carr Entities (except Development Inc. and Development L.P.) and NYSTRS (the "LLC Agreement") creating Carr Office Park, LLC (the "LLC").

     2. Except as otherwise expressly provided herein, the capitalized terms in this Agreement shall have the same meaning as they do in the Contribution Agreement.

     3. Parkway Corp. has been unable to obtain the approval of the Existing Lender for the contribution of Building 1 ("Building 1") of Parkway North Office Park ("Parkway North") to the LLC subject to the Loan Documents in time for the Closing. Parkway Corp. shall use commercially reasonable efforts to try to obtain such approval, and the Carr Entities and NYSTRS have agreed to conduct the Closing without the contribution of Building 1 to the LLC at the Closing in accordance with the Contribution Agreement, as amended and supplemented by this Agreement.

Agreement:
---------

     1.   Agreement to Contribute. Subject to the terms and conditions set forth
          -----------------------
herein, Parkway Corp. agrees to contribute to the LLC, and NYSTRS and the other Carr Entities who are Members of the LLC, as members of the LLC, agree to accept the contribution of Building 1 to the LLC. The contribution of Building 1 to the LLC, pursuant to this Agreement (the "Building 1 Closing") is a separate and independent transaction from the Closing, and, subject to the terms and conditions herein, shall occur on a date selected by the parties (the "Building 1 Closing Date"), but in no event later than December 1, 2000, unless such date is extended in the sole and absolute discretion of NYSTRS to no later than February 1, 2001 (the "Outside Closing Date"). Parkway Corp. shall not become a Member of the LLC unless and until the Building 1 Closing occurs and the Contribution Agreement and the LLC Agreement shall be deemed amended to reflect this fact. In the event that the Building 1 Closing does not occur and Building 1 is not contributed to the LLC the parties agree to amend and restate the LLC Agreement to reflect the fact that Parkway Corp. is not a party thereto and to make conforming changes.

     2.   Contribution Value. The Contribution Value for the Properties is
          ------------------
hereby revised to exclude the amount thereof allocable to Building 1 (i.e., $40,176,000 prior to adjustment as shown in Schedules 3(a) and 3(c) to the Contribution Agreement and Exhibit A-1 to the LLC Agreement). If and when the Building 1 Closing occurs, the Contribution Value for all of the Properties (including Building 1), and for all purposes under the Contribution Agreement, shall be increased by the Building 1 Contribution Value. The "Building 1 Contribution Value" shall be $43,063,293 (i.e., the adjusted Contribution Value for Building 1 as shown in Schedules 3(a) and 3(c) to the Contribution Agreement and Exhibit A-1 to the LLC Agreement), as further increased by the amount of leasing commissions, tenant improvement costs and other out-of-pocket expenses incurred by Parkway Corp. in connection with leasing activities in Building 1 after the Closing through the Building 1 Closing Date which have been approved by NYSTRS under Paragraph 3 below or by the Management Committee of the LLC pursuant to Section 6.3 of the LLC Agreement or are otherwise in conformance with the approved Business Plan for Building 1. Amended Schedules 3(a) and 3(c), reflecting the exclusion of the Contribution Value allocable to Building 1, are attached hereto.

     3.   Operations. Until the earlier of the Building 1 Closing Date or the
          ----------
Outside Closing Date, Parkway Corp. shall operate and manage Building 1 in the same manner and to the same standard as previously managed. Parkway Corp. shall not enter into any material agreement or lease, or amendment to existing material agreement or lease, without the prior approval of NYSTRS, such approval not to be unreasonably withheld, conditioned or delayed. The Business Plan and its components include Building 1 and for purposes of this Section 3 shall apply to the operation and management of Building 1 from the Closing Date up to the Building 1 Closing Date. Parkway Corp. shall continue to maintain "all risk" property insurance for Building 1 as currently maintained. Parkway Corp. shall not make any expenditures related to capital improvements to Building 1 not contemplated by the approved Business Plan, except for emergencies, without the prior approval of NYSTRS, such approval not to be unreasonably withheld, conditioned or delayed.

     4.   Updated Information. After the Closing and no later than three (3)
          -------------------
Business Days before the Building 1 Closing Date, Parkway Corp. shall provide to NYSTRS updated Rent Rolls and Financial Statements that are produced in the ordinary course of business with respect to

Building 1, which updated Rent Rolls and Financial Statements shall be delivered to NYSTRS in accordance with the Contribution Agreement, and shall be subject to the representations and warranties set forth in the Contribution Agreement.

     5.   Representations and Warranties. Parkway Corp. hereby makes to NYSTRS
          ------------------------------
the representations and warranties in Section 9 of the Contribution Agreement with respect to itself and Building 1, and shall remake such representations and warranties as of the Building 1 Closing Date, subject to the Representation Exceptions. The "Representation Exceptions" are any specific exceptions to the representations and warranties that arise by reason or facts or circumstances first arising or known (to the Carr Entities' knowledge) after the Closing and not resulting from the breach by Parkway Corp. of this Agreement. The Representation Exceptions shall be in writing and must be delivered to NYSTRS at least three Business Days before the Building 1 Closing. The representations and warranties made by Parkway Corp. under Section 9 of the Contribution Agreement and remade pursuant to this Agreement are subject to the limitation of Sections 12(d) and 13 of the Contribution Agreement (provided that the 14 month limitation period in Section 12(d) shall begin on the Building 1 Closing Date.) The updated representations and warranties in Section 9(a)(xvi) of the Contribution Agreement shall apply to the Leases in Building 1 for which Tenant Estoppel Certificates were obtained in connection with the Closing with respect to the period from the date of such Certificates to the Building 1 Closing Date.

     6.   Conditions. The Building 1 Closing shall be subject to the
          ----------
satisfaction, as of the Building 1 Closing Date, of the following conditions:

          (1) The Existing Lender shall have approved the transfer of Building 1 to the LLC without any modification to the Loan Documents or otherwise subject to such modifications as are satisfactory to NYSTRS, and NYSTRS shall have approved the form of all assignment and assumption documents related to the assumption of the Loan and all requirements of Existing Lender related thereto.

          (2) Except as set forth in clause (e) below, the Representations Exceptions do not materially and adversely modify the representations and warranties set forth in Section 9 of the Contribution Agreement, and such representations and warranties, as modified, shall be true and correct in all material respects.

          (3) Parkway Corp. shall have fully performed its obligations hereunder in all material respects.

          (4) This Agreement shall not have been terminated pursuant to Paragraph 9 hereof.

          (5) There shall have been no material adverse change in the structural condition of Building 1 arising after the Closing and not cured as of the Building 1

     Closing Date, and there shall have occurred after the Closing no material adverse violations of any Environmental Laws with regard to Building 1 which are outstanding as of the Building 1 Closing Date, and Parkway Corp. shall deliver a representation and warranty to such effect to NYSTRS, to its knowledge, as of the Building 1 Closing Date.

     If these conditions are not satisfied as of the Building 1 Closing Date, then either Parkway Corp. (only if the failure of condition falls under paragraph (a) above) or NYSTRS may (i) postpone the Building 1 Closing Date from time to time until the Outside Closing Date; (ii) at any time on or before the Outside Closing Date waive in writing any such condition and close the transaction; or (iii) elect that Building 1 not be contributed to the LLC. Any election of (ii) or (iii) above before the Outside Closing Date must be given in writing, and any failure to elect (ii) or (iii) shall constitute an election of
(i) until the Outside Closing Date, when, unless an election is made to waive any unsatisfied condition, subject to the right of NYSTRS to pursue any remedy in the case of a breach by Parkway Corp. of its obligations hereunder, this Agreement shall terminate.

     7.   The Building 1 Closing. The Building 1 Closing shall be conducted in a
          ----------------------
manner consistent with the Closing under the Contribution Agreement. In particular and without limitation, at the Building 1 Closing:

          (1) Parkway Corp. shall make the deliveries described in Section 10(a) of the Contribution Agreement with respect to Building 1 except for the Tenant Estoppel Certificates, which shall be delivered by Parkway Corp. at the Closing.

          (2) Parkway Corp. shall cause to be delivered to the LLC a Title Policy in the form of the pro forma policy attached hereto as Exhibit 7(b).

          (3) The parties shall make the contributions and distributions described in Paragraph 8(b) below and Schedules 3(a) and 3(c) of the Contribution Agreement shall be amended, and the Contribution Agreement amended accordingly, to reflect such contributions and distributions. After such contributions and distributions, the aggregate Percentage Interest (as defined in the LLC Agreement) of the Carr Members (including Parkway North) shall remain 35% with the Percentage Interests of each Carr Member readjusted to reflect the capital contribution of Parkway Corp. relative to the other Carr Members.

          (4)  Parkway Corp. shall be admitted to the LLC as a Carr Member.

          (5) Apportionments and adjustments shall be made as of the Building 1 Closing Date in a manner consistent with Section 11 of the Contribution Agreement.

          (6) All costs of the Building 1 Closing shall be paid by the LLC in accordance with Section 11 of the Contribution Agreement.

          (7) Parkway Corp., the LLC and Carr Real Estate Services, Inc. shall either enter into an addendum to the Property Management and Leasing Agreement for Parkway North as may be reasonably necessary to subject Building 1 to the terms and provisions thereof, or shall enter into a new Property Management and Leasing Agreement with regard to Building 1 under the same terms and conditions.

     8.   Provisions Relating to the LLC Agreement
          ----------------------------------------

          (1) Exhibit A-1 and Exhibit B to the LLC Agreement are amended to reflect the exclusion of Building 1 from the Closing and, as amended, are attached hereto as Exhibit A-1 and Exhibit B, respectively. Such exhibits shall be further amended, and the LLC Agreement amended accordingly, when, and if, the Building 1 Closing occurs to reflect the contribution of Building 1.

          (b) Section 3.1 of the LLC Agreement is amended to reflect the following Percentage Interests of the Carr Members at the Closing: (i)
     CarrAmerica: 13.83% and (ii) Carr L.P.: 21.18%. Section 3.1 of the LLC Agreement shall be further amended when, and if, the Building 1 Closing occurs to reflect the contribution of Building 1 to the LLC, consistent with Section 7(c) above.

          (c)  At the Building 1 Closing:

               (1) Parkway Corp. shall contribute to the LLC its interest in Building 1 for the Building 1 Contribution Value;

               (2) NYSTRS shall contribute to the LLC by wire transfer an amount equal to 65% of (A) the sum derived by subtracting the principal balance due the Existing Lender under its loan to Parkway Corp. from the Building 1 Contribution Value, and (B) the amount of any cash expenditures for closing costs and other items incurred by the LLC in connection with the Building 1 Closing;

               (3) Parkway Corp. shall make a cash contribution equal to 35% of the amount in (ii) (B) above; and

               (4) The Carr Entities and NYSTRS shall cause the LLC to distribute to Parkway Corp. and the other Contributing Carr Entities by wire transfer a sum equal to the amount contributed by NYSTRS under (ii) A above. The distributions shall be made to the Contributing Carr Entities in such manner as determined by such Carr Entities and consistent with the distribution amounts shown on the original Schedule 3(c) to the Contribution Agreement.

     9.   Casualty or Condemnation. If, prior to the Building 1 Closing,
          ------------------------
Building 1 shall suffer any damage or destruction that is not material or a condemnation or eminent domain proceeding that is not material: (i) such casualty or condemnation shall not affect the obligations of the parties to consummate the Building 1 Closing; and (ii) the Building 1 Closing shall occur hereunder, without any reduction of the Building 1 Contribution Value; provided, however, that if Parkway Corp. does not maintain the "all-risk" property insurance (in the amount of full replacement value), and rental abatement insurance, which it currently maintains, or if there is a casualty which is uninsured which exceeds $100,000 in excess of the applicable deductible, then NYSTRS, in its sole and absolute discretion, may terminate this Agreement. If, after the date hereof and prior to the Building 1 Closing, Building 1 shall suffer a material casualty or shall be subject to a material condemnation, then NYSTRS shall have the option to terminate this Agreement, upon notice to Parkway Corp. given not later than 15 days after receipt of such notice, or the Outside Closing Date, whichever is earlier. For the purposes of this Section, a "material casualty" means a casualty exceeding $1,000,000 in damages as reasonably determined by a contractor selected by Parkway Corp. and subject to NYSTRS reasonable approval or pursuant to which Tenants representing five percent (5%) of the net operating income have a right to terminate their leases, and a "material condemnation" means proceedings, or threatened proceedings, in eminent domain where (i) the award exceeds or is reasonably expected to exceed $1,000,000 or (ii) the taking is reasonably expected to materially impair access or (iii) as a result of such taking Tenants representing five percent (5%)of the net operating income have a right to terminate their leases. If, in any case, the Building 1 Closing proceeds: (i) Parkway Corp. shall transfer, assign and pay to the LLC (A) in the case of a casualty, all insurance proceeds with respect to such casualty previously received by Parkway Corp. and all rights of Parkway Corp. to any insurance proceeds remaining to be paid with respect to such casualty (and Parkway Corp. shall credit the LLC by reducing the Building 1 Contribution Value by the amount of any uninsured loss, including the deductible) or (B) in the case of a condemnation all proceeds and awards with respect to such condemnation theretofore received by Seller and all rights of Seller to receive any such awards, payments or proceeds remaining to be paid with respect to such Condemnation, in each case of (A) or (B): (1) less any such proceeds or awards payable in respect of business interruption or loss of rental income for periods prior to the Building 1 Closing Date, (2) less any amounts paid or incurred by Parkway Corp. to protect or restore Building 1, (3) less any reasonable amounts (including reasonable attorneys' fees) paid by Parkway Corp. to claim for or collect such proceeds or awards and (4) subject to the requirements of the Loan Documents, Leases in Building 1 or other contracts relating to Building 1. Notwithstanding the foregoing, if Parkway Corp. has maintained its insurance as aforesaid, but the amount of the insured loss (including the deductible) exceeds $1,000,000, Parkway Corp. shall not be required to proceed to the Building I Closing and may terminate this Agreement (subject to the surviving obligations hereunder).

     10.  Conflict of Interest.  So long as a Carr Entity or an affiliate
          --------------------
thereof is a member of the LLC, with regard to the leasing of Building 1, CarrAmerica agrees to use best efforts to enforce on behalf of the LLC against Parkway Corp. a covenant by Parkway Corp., and Parkway Corp. does hereby covenant for the benefit of the LLC for so long as a Carr Entity or an affiliate thereof is a member of the LLC, not to undertake leasing activities for Building 1 or enter into Leases with Tenants for Building 1 which would unfairly disadvantage leasing transactions proposed for Parkway North, such as by offering below market concessions to potential tenants. In the event that CarrAmerica, in the reasonable judgment of NYSTRS, is not enforcing this covenant of Parkway Corp., then NYSTRS shall be entitled to enforce this covenant of Parkway Corp. on behalf of the LLC. The foregoing covenants shall terminate if the LLC is no longer in existence or no longer owns any of Parkway North.

     11.  Notices.  All demands, requests or other communications (collectively,
          -------
"notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national prepaid overnight delivery service, or (c) telecopy or other facsimile transmissions (followed with hard copy sent by national prepaid overnight delivery service), or (d) personal delivery with receipt acknowledged in writing, directed to:


Each Carr Entity:                 c/o CarrAmerica Realty Corporation
                                  1850 K Street, N.W., Suite 500
                                  Washington, D.C. 20006
                                  Attn:  Ms. Karen B. Dorigan
                                  Fax Number:  202/729-1060

With a copy to:                   Mayer, Brown & Platt
                                  190 South LaSalle Street
                                  Chicago, Illinois 60603
                                  Attn:  Jeffrey Usow, Esq.
                                  Fax Number:  312/706-8725

NYSTRS: New York State Teachers' Retirement System c/o J.P. Morgan Investment Management Inc. 522 Fifth Avenue
                                  New York, New York 10036
                                  Attn:  Mr. Benjamin Gifford
                                  Fax Number:  212/837-1696

with a copy to:                   New York State Teachers' Retirement System
                                  10 Corporate Woods Drive
                                  Albany, New York 12211-2395
                                  Attn:  Mr. John Virtanen
                                  Fax Number:  518/447-2766

with a copy to:                   Joseph M. Fries,, Esq.
                                  Arent Fox Kintner Plotkin & Kahn, PLLC
                                  1050 Connecticut Avenue, N.W.

                           Washington, D.C.  20036-5339
                           Fax Number:  202/857-6395

Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. All other notices shall be deemed given when actually received or refused by the party to whom the same is directed. A notice may be given either by a party or by such party's attorney. The Carr Entities and NYSTRS may designate by not less than five business days' notice given to the other in accordance with the terms of this Section, additional or substituted parties to whom notices should be sent hereunder.

     12.  Amendments.  This Agreement may not be modified or terminated orally
          ----------
or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest. In the event of any inconsistency of any terms of this Agreement with any terms of the LLC Agreement or the Contribution Agreement, the terms of this Agreement shall be paramount.

     13.  Governing Law; Construction.  This Agreement (a) shall be governed by
          ---------------------------
and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and (b) shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto and without regard to, or aid of, any rules of construction requiring construction against any party drafting this Agreement. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement. For purposes of construction of this Agreement, provisions which are deleted or crossed out and initialed by the parties shall be treated as if never included herein.

     14.  Partial Invalidity.  If any provision of this Agreement is held to be
          ------------------
invalid or unenforceable as against any person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile, which shall be deemed an original for all purposes. In the event this Agreement is executed by the exchange of facsimile copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement.

     16.  No Third Party Beneficiaries.  The warranties, representations,
          ----------------------------
agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity other than the parties hereto.

     17.  Waivers.  No failure or delay of either party in the exercise of any
          -------
right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof.

     18.  Assignment.  Neither NYSTRS nor the Carr Entities may assign this
          ----------
Agreement or any of their rights hereunder, except to a permitted assignee of its membership interest in the LLC, and any purported unpermitted assignment shall be null and void.

     19.  Binding Effect.  This Agreement is binding upon, and shall inure to
          --------------
the benefit of, the parties and each of their respective successors and permitted assigns, if any.

     20.  Entire Agreement.  This is the entire agreement among the parties
          ----------------
amending and supplementing the Contribution Agreement and the LLC Agreement with respect to Building 1, and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     21.  Further Assurances.  Both prior to and after the Closing Date and the
          ------------------
Building 1 Closing Date, NYSTRS and the Carr Entities shall execute and deliver each to the other such documents and instruments and take such further actions as may be reasonably necessary or required to consummate the transactions contemplated by this Agreement.

     22.  Paragraph Headings.  The headings of the various paragraphs of this
          ------------------
Agreement have been inserted only for the purpose of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement.

     23.  Survival.  The provisions of this Agreement shall survive the Building
          --------
1 Closing indefinitely, except that the representations and warranties described in Section 5 shall survive the Building 1 Closing for a period of fourteen (14) months. If the Building 1 Closing does not occur by the Outside Closing Date, as extended as permitted hereby, then the provisions of this Agreement shall terminate and shall be of no further force or effect, except for the provisions of the last sentence of Section 1 and of Sections 10 and 25, which shall survive indefinitely.

     24.  Closing.  Notwithstanding that the Contribution Agreement, the LLC
          -------
Agreement and this Agreement are dated as of August 15, 2000, the parties hereto understand and agree that this Agreement is being executed, and the Closing of the transaction contemplated by the Contribution Agreement is occurring, on August 17, 2000.

     25.  No Building 1 Closing.  In the event that the Building 1 Closing does
          ---------------------
not occur, then if at any time during the existence of the LLC (so long as a Carr Entity or an affiliate thereof is a member of the LLC) Parkway Corp. desires to market for sale Building 1, then Parkway Corp. shall notify the LLC thereof in writing (the "First Offer Notice"). Any First Offer Notice shall set forth Parkway Corp.'s proposals as to the sale price ("First Offer Price"), the closing date, and such other material terms and conditions that it will initially offer to the market. Within thirty (30) days after Parkway Corp.'s delivery of any First Offer Notice, the LLC shall notify Parkway Corp., in writing, as to whether the LLC accepts the First Offer Price and agrees to purchase Building 1 (the "First Offer Election Notice"). If the LLC fails to deliver the First Offer Election Notice to Parkway Corp. within such thirty (30) day period, then the LLC shall be conclusively deemed not to have exercised its rights hereunder with respect to the First Offer Property, and all of the LLC's rights and all of Parkway Corp.'s obligations set forth in this Section 25 with respect to Building 1 shall automatically terminate and be of no further force or effect, subject to the next sentence. If the LLC does not deliver the First Offer Election Notice and Parkway Corp. thereafter intends to market Building 1 at a price which is less than ninety-five percent (95%) of the First Offer Price, then Parkway Corp. shall deliver to the LLC a renewed First Offer Notice specifying the revised First Offer Price, and the provisions above with respect to the response of the LLC thereto shall be applicable. If the LLC delivers the First Offer Election Notice and agrees to purchase Building 1, at the election of the Carr Members, the transaction may be structured as a contribution of Building I to the LLC so long as NYSTRS suffers no economic detriment. Notwithstanding any other term of the LLC Agreement, and subject to the preceding sentence, the representative of NYSTRS on the LLC Management Committee shall have the right to make all decisions on behalf of the LLC with regard to the First Offer Election Notice and the response to the First Offer Notice, subject to the approval of the Carr Members' representative on the LLC Management Committee, such approval not to be unreasonably withheld, delayed or conditioned.


                      [Signatures Begin on the Next Page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                              The Carr Entities:

                              CARRAMERICA REALTY CORPORATION,
                               a Maryland corporation


                              By: /s/Karen B. Dorigan
                                 -----------------------------
                                 Karen B. Dorigan
                                 Managing Director/Capital Markets and
                                 Investments


                              CARRAMERICA REALTY, L.P., a Delaware limited
                               partnership

                              By:  CARRAMERICA REALTY GP HOLDINGS, INC., a
                                   Delaware corporation, its general partner


                                   By: /s/Karen B. Dorigan
                                      ------------------------
                                      Karen B. Dorigan
                                      Executive Vice President


                              CARRAMERICA DEVELOPMENT, INC.,
                               a Delaware corporation


                              By: /s/James S. Williams
                                 -----------------------------
                                 James S. Williams
                                 President

                         CARRAMERICA DEVELOPMENT & CONSTRUCTION, L.P., a Delaware limited partnership

                         By: CDC TEXAS HOLDINGS, INC., a Delaware corporation, its general partner


                              By: /s/James S. Williams
                                 -----------------------------
                                 James S. Williams
                                 President

                         CARR PARKWAY NORTH I CORPORATION, a Delaware corporation


                         By: /s/Karen B. Dorigan
                            -----------------------
                            Karen B. Dorigan
                            Executive Vice President

                         NYSTRS:

                         NEW YORK STATE TEACHERS' RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having powers and privileges of a corporation pursuant to Section 502 thereof


                         By: /s/George Philip
                            ---------------------------
                            George Philip
                            Executive Director


                         By: /s/John W. Virtanen
                            ---------------------------
                            John W. Virtanen
                            Associate Real Estate Officer